                                                                EXHIBIT 11.1

                  PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
            STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE
                FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                             FOR THE THREE MONTHS ENDED MARCH 31
                                    ---------------------------------------------------------------
                                                 1998                            1997
                                    -------------------------------   -----------------------------
                                                                                             NET
                                               WEIGHTED                        WEIGHTED    INCOME
                                               AVERAGE    NET LOSS     NET     AVERAGE    PER SHARE
                                    NET LOSS    SHARES    PER SHARE   INCOME    SHARES     AMOUNT
                                    --------   --------   ---------   ------   --------   ---------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
 Basic net income (loss).........   $(10,088)   44,986     $ (0.22)  $10,267   $42,323      $0.24
                                    ========    ======     =======    ======    ======      =====
 Dilutive Securities
 Stock options...................        --        --          --        --      3,998        --
                                    --------    ------     -------    ------    ------      -----
 Diluted net income (loss).......   $(10,088)   44,986     $ (0.22)  $10,267    46,321      $0.22
                                    ========    ======     =======    ======    ======      =====
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